UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 26, 2012

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 26, 2012, in accordance with the director retirement policy within the Corporate Governance Principles of Best Buy Co., Inc. ("Best Buy" or the "registrant" or the “Company”), director Matthew H. Paull tendered a letter to the registrant's Board of Directors (the “Board”), stating his intent to retire from the Board effective April 20, 2013, following the quarterly Board meetings to be held on April 18-19, 2013. The Company's Corporate Governance Principles require that a director retire five years after ceasing to pursue the primary career he or she was pursuing when appointed to the Board. Consistent with its Corporate Governance Principles, the Board expects to accept Mr. Paull's resignation at its next regular meeting.

Also on December 26, 2012, director George L. Mikan III tendered a letter to the Board stating that he was resigning from the Board, effective immediately. Mr. Mikan notified the Board that he had accepted a position as president of ESL Investments, Inc., and that, due to his new responsibilities and time requirements, he believed it was necessary to step down from the registrant's Board.

Both Mr. Paull and Mr. Mikan are Class 2 Directors. Mr. Paull has served as a director since September 2003 and as the registrant's Lead Independent Director since June 2010. Mr. Paull serves as Chair of the Finance and Investment Policy Committee and as a member of the Audit Committee. Mr. Mikan has served as a director since April 2008. He has been a member of the Audit Committee, most recently serving as Chair of the Audit Committee since September 2012, and was a member of the Compensation and Human Resources Committee until April 2012, when he was named as the registrant's interim Chief Executive Officer.

Neither Mr. Paull nor Mr. Mikan stated or indicated that he was resigning due to any disagreements with the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: December 31, 2012	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Senior Vice President, Controller and Chief Accounting Officer

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